SETTLEMENT AGREEMENT AND GENERAL RELEASE

Effective January 23, 2004

between

Turbodyne Technologies, Inc., Turbodyne Systems, Inc., and any affiliated persons or entities, having offices at 6155 Carpinteria Avenue, Carpinteria, California 93013 ("Turbodyne");

and

Honeywell International Inc. (f/k/a AlliedSignal Inc.), having offices at 3201 W. Lomita Blvd., Torrance, California 90505-5064 (“Honeywell”).

RECITALS

                A.                On January 28, 1999, Turbodyne and Honeywell entered into a Joint Development Agreement ("JDA") and a License Agreement ("LA"). On December 15, 1999, Turbodyne and Honeywell amended the JDA and LA and entered into an Intellectual Property and Product Rights Agreement ("IPPRA") under which Turbodyne assigned to Honeywell certain patent rights, including those described in article 5 below. Collectively, the JDA as amended, LA as amended, and IPPRA are referred to herein as the "HON-TRBD Agreements". The HON-TRBD Agreements generally related to the development of, and certain intellectual property associated with, Electrically Assisted Turbocharger technology and products and Electrically Driven Compressor technology and products, as more fully defined below. The HON-TRBD Agreements referred to Turbodyne's version of Electrically Assisted Turbochargers as "Dynacharger", and Turbodyne's version of Electrically Driven Compressors as "Turbopac". In their performance of the JDA, the Parties created some additional patentable subject matter and other intellectual property rights. Such patentable subject matter, together with the patent rights assigned to Honeywell under the IPPRA, are collectively referred to herein as the "Patents".

                B.                In August 2001, Turbodyne commenced an action for damages against Honeywell in the United States District Court, Central District of California, case number CV 01-07113-NM (the "Federal Litigation"), alleging, among other matters, that Honeywell’s conduct relating to and under the HON-TRBD Agreements constituted a restraint of trade and tortious delay of commercialization of Turbodyne’s technology. Turbodyne was seeking unspecified damages and costs. The District Court granted Honeywell's request to dismiss the Federal Litigation with leave to amend. During the leave-to-amend period Turbodyne voluntarily dismissed its complaint without prejudice on July 1, 2002 and did not thereafter attempt to re-file the Federal Litigation or otherwise commence new court proceedings.

                C.                In June 2001, Honeywell initiated arbitration proceedings under the HON-TRBD Agreements, AAA Arbitration #72 180 00683 01 EP (the "Arbitration"). Honeywell was seeking unspecified damages and costs and termination of the HON-TRBD Agreements based on allegations that Turbodyne breached the HON-TRBD Agreements and was unwilling and unable to perform future obligations thereunder. Turbodyne brought counterclaims in the Arbitration seeking unspecified damages and costs based on allegations, among others, that Honeywell breached the HON-TRBD Agreements, fraudulently induced Turbodyne to enter the HON-TRBD Agreements, and tortiously interfered with Turbodyne's attempts to transact business with third parties.

                 D.                Without admitting or conceding fault or liability, the parties to this Settlement Agreement and General Release (the "Settlement Agreement") wish to fully and finally settle and compromise, upon the terms and conditions set forth herein, any and all claims existing or which may exist on the part of either party or which either party did assert or could have asserted in the Federal Litigation, the Arbitration, or any other proceeding.

                NOW, THEREFORE, Turbodyne and Honeywell agree to the following terms and conditions:

TERMS AND CONDITIONS

1.                Recitals. The recitals set forth above are incorporated herein by this reference and made a part of this Settlement Agreement.

2.                Representations

                 a.                By Turbodyne

                                 (1)                To ensure that Honeywell has no liability to Turbodyne's creditors as a result of any settlement payment to Turbodyne, Turbodyne makes the following representations and warranties:

                                                 (a)                Regarding Lien Holders and Creditors. Turbodyne represents and warrants that it will obtain unconditional written releases or consents from all judgment lien creditors who have submitted a lien claim in the Arbitration or Federal Litigation. A list of these lien holders and creditors is attached hereto as Schedule A. Turbodyne represents and warrants that no other lien claims exist relative to the Arbitration or Federal Litigation.

                                                 (b)                Regarding Assignees. Turbodyne represents and warrants that it will obtain unconditional written releases or consents from all persons to whom Turbodyne has assigned any rights to any proceeds of the Arbitration or Federal Litigation. A list of these assignees is attached hereto as Schedule B. Turbodyne represents and warrants that no other assignments exist relative to the Arbitration or Federal Litigation. Honeywell is already in possession of facsimile copies of a Conditional Waiver and Release executed by Gerhard Delf and Robert A. Philipson, his attorney ("Delf Conditional Release"), and a Conditional Waiver and Release executed by Wendell Anderson ("Anderson Conditional Release"). Turbodyne represents and warrants that Mr. Philipson is the legal representative of Mr. Delf and Mr. Anderson and has the authority to act for each as set forth below. Turbodyne may satisfy its obligations under this subparagraph relative to Mr. Delf, Mr. Philipson and Mr. Anderson by providing Honeywell with (i) written confirmation from Mr. Philipson, on his and Mr. Delf's behalf, that all conditions to the Delf Conditional Release have been satisfied, that relative to Honeywell the release of any lien, partial assignment, or other rights shall have permanently and irrevocably ended any obligation of Honeywell to Mr. Delf and Mr. Philipson and their successors, agents and assigns, and that he has delivered the original Delf Conditional Release to counsel for Turbodyne; (ii) written confirmation from Mr. Philipson, on his and Mr. Anderson's behalf, that all conditions to the Anderson Conditional Release have been satisfied and that he has delivered the original Anderson Conditional Release to counsel for Turbodyne; and (iii) written confirmation from counsel for Turbodyne that the original Delf Conditional Release and Anderson Conditional Release have been received.

                                (2)                Turbodyne represents and warrants that, except for in its license agreement dated April 16, 2003, with Advanced Propulsion Technologies, Inc. ("APT") and in its license agreement dated September 5, 2002 with Ishikawajima-Harima Heavy Industries Co., Ltd. ("IHI"), neither Turbodyne nor any of its past or present employees have granted anyone rights in any Patents, and will not do so with respect to any Patents not assigned to Turbodyne under paragraph 5.c. below. Turbodyne represents and warrants that true, correct and complete copies of the license agreements with APT and IHI are attached hereto in Schedule C.

                                (3)                 Turbodyne represents and warrants that it has not assigned or otherwise transferred any of the Turbodyne Claims (as defined in paragraph 7.a. below) or portions thereof, and that it maintains complete and full authority to release them. Turbodyne further represents and warrants that the individual executing this Settlement Agreement on its behalf has the full power and authority to do so.

                                (4)                Turbodyne represents and warrants that, other than for the patents listed in Schedules D-1 and D-2, neither Turbodyne nor any of its past or present employees have filed for or been granted patents related to Electrically Assisted Turbochargers.

                b.                By Honeywell. Honeywell represents and warrants that it has not assigned or otherwise transferred any of the Honeywell Claims (as defined in paragraph 7.b. below) or portions thereof, and that it maintains complete and full authority to release them. Honeywell further represents and warrants that the individual executing this Settlement Agreement on its behalf has the full power and authority to do so.

                c.                 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SETTLEMENT AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO AND EACH PARTY AGREES EXPRESSLY THAT NEITHER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE PATENTS AND EDC PATENTS (DEFINED BELOW) ARE BEING ASSIGNED OR LICENSED, AS THE CASE MAY BE, ON AN “AS IS,” “WHERE IS” BASIS. IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR AFFILIATES BE LIABLE UNDER ANY TERM OR PROVISION OF THIS AGREEMENT FOR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS.

3.                Payments.

                a.                On or before January 26, 2004, Honeywell shall pay Turbodyne the sum of US$6,200,000 (six million two hundred thousand U.S. dollars), subject to the adjustments stated in paragraph 3.b., by wire transfer to the following account designated by Turbodyne (the "Bank Account"):

U S Bank, 633 W. Fifth St, LA 90071
Berger Kahn, A Law Corporation, Client Trust Account
Acct. No. - 16430113983
Routing No. - 12235821

Turbodyne shall use a portion of the funds wired to it on January 26, 2004 to make payment in full to each of Turbodyne’s creditors or lien holders that have submitted a lien claim in connection with the Arbitration or Federal Litigation (listed in Schedule A) and to each of Turbodyne’s creditors that have been assigned any right to proceeds from the Arbitration or Federal Litigation (listed in Schedule B). Within one business day of receiving written proof from Turbodyne that (i) each of Turbodyne’s creditors or lien holders (listed in Schedules A and B hereto) has executed an unconditional release or consent and (ii) each unconditional release of a judgment lien has been recorded in the office of the Secretary of State and in the relevant county, Honeywell shall authorize a wire transfer to Turbodyne in the sum of US$1,300,000 (one million three hundred thousand U.S. dollars), to the Bank Account.

Provided, however, that if Turbodyne fails to use the funds from the January 26, 2004 wire transfer to make the promised payments to its creditors and lien holders set forth above and if Honeywell is ordered by a court or arbitration panel to make payment to one or more of Turbodyne’s creditors or lien holders (listed in Schedules A and B hereto), then any amount that Honeywell is ordered to pay to a Turbodyne creditor or lien holder (plus any other expenses, costs and legal fees that Honeywell incurs in connection with such payment to a Turbodyne creditor or lien holder) shall be deducted from amounts owed by Honeywell to Turbodyne under this paragraph of the Settlement Agreement.

Pursuant to Paragraph 6 of the December 12, 2003 Binding Settlement Memorandum ("Memorandum") between the Parties, if on or before January 23, 2004, Turbodyne obtains an amendment to its license with APT that satisfies the terms of Paragraph 6 of the Memorandum and provides written proof thereof to Honeywell, then within one business day of receiving written proof that such amendment to the APT licenses was obtained and satisfied the terms of Paragraph 6 of the Memorandum, Honeywell shall authorize a wire transfer to Turbodyne in the sum of US$1,0000,000 (one million U.S. dollars) to the Bank Account.

                 b.                Adjustments To Settlement Payment.

                                 (1)                Honeywell may deduct from the settlement payment actual costs associated with prosecution and maintenance of the EDC Patents (defined below) incurred by it after December 12, 2003, in an amount not to exceed US$5,000.00. Honeywell shall provide documentary support for such deduction.

                                 (2)                Honeywell shall add US$100.00 to the settlement payment in consideration for Turbodyne's execution of various patent assignment and power of attorney forms related to the Assigned Intellectual Property Rights (defined below). Honeywell may apportion this consideration among the patent assignment and power of attorney forms as Honeywell deems appropriate.

                 c.                No Charging Lien. Turbodyne acknowledges that, at Turbodyne’s and its counsel's instructions, the settlement funds are being paid by wire transfer to Berger Kahn, A Law Corporation, Client Trust Account. Turbodyne waives any charging liens or equitable claims to the settlement proceeds being paid in this manner in accordance with the terms of this Settlement Agreement.

4.                Termination of Agreements. The parties agree that the JDA and LA, as amended, are terminated and superseded by this Settlement Agreement and that the parties shall have no further rights or obligations thereunder.

5.                Patent Rights.

                 a.                Definitions

                                 (1)                EDC Patents means those of the Patents which have all of their independent claims directed in particular to products or technology associated specifically with Electrically Driven Compressors (or "EDC") and not Electrically Assisted Turbochargers (or "EAT"). Electrically Driven Compressors are devices used to compress air for use in internal combustion engines and which include a radial compressor wheel attached to and powered by an electrically driven motor. Electrically Driven Compressors, unlike turbochargers, do not include a turbine. Electrically Assisted Turbochargers are turbochargers that include an electric motor that can be used to drive a compressor and/or turbine. The EDC Patents are those issued patents and pending patent applications listed in Schedule D-1, and all continuations, divisions, reissues, reexaminations and extensions of any of the foregoing patents and patent applications and all foreign counterparts to any of the foregoing patent applications and issued patents, and patent rights in invention records, provided that all of their independent claims are directed in particular to products or technology associated specifically with EDC and not EAT.

                                 (2)                Assigned Intellectual Property Rights means all of the intellectual property, other than for EDC Patents, that may have been owned solely or jointly by Turbodyne as of June 30, 2001 or which otherwise relates back to work conducted in connection with the HON-TRBD Agreements, including the issued patents, pending patent applications, and patent rights for the inventions of the invention records listed in Schedule D-2, and all continuations, divisions, reissues, reexaminations and extensions of any of the foregoing patents and patent applications and all foreign counterparts to any of the foregoing patent applications, issued patents, and patent rights in invention records. Any continuation-in-part patent or patent application to the extent claiming an invention disclosed in an invention disclosure, issued patent, or patent application included in the Assigned Intellectual Property Rights shall be included within the Assigned Intellectual Property Rights.

                 b.                Assignment of Rights to Honeywell. Effective as of January 23, 2004, to the extent that Turbodyne has not already done so, Turbodyne hereby assigns, sells, sets over, conveys, transfers and delivers to Honeywell, all right, title and interest of Turbodyne in, to and under the Assigned Intellectual Property Rights, subject to:

                                 (1)                Turbodyne's license agreements with APT and IHI in the form attached hereto in Schedule C; and

                                 (2)                A retained non-exclusive, non-transferable, license to such limited portion of Assigned Intellectual Property Rights, as may be necessary solely in order for Turbodyne to make or sell EDC products. The patents subject to this paragraph 5.b.(2) are listed in Schedule D-3 attached hereto.

                 c.                Assignment of Rights to Turbodyne. Effective as of January 23, 2004, to the extent that Honeywell has not already done so, Honeywell hereby assigns, sells, sets over, conveys, transfers and delivers to Turbodyne, all right, title and interest of Honeywell in, to and under the EDC Patents.

                 d.                Documentation and Further Cooperation.

                                 (1)                To Be Provided By Turbodyne. At and after the Effective Date, Turbodyne shall execute and deliver as reasonably necessary to Honeywell any files,

agreements, documentation, contact information, deeds, assignments, and recordings of assignment documents, and shall take, do and deliver any other actions and things reasonably necessary to perfect, confirm and enforce any and all of Honeywell's right, title and interest in, to and under any of the Assigned Intellectual Property Rights. Turbodyne further agrees, from and after the Effective Date, to execute or take reasonable steps to have executed (to the extent Turbodyne requires the cooperation of any third parties), all reasonably necessary, desirable and lawful documents, including oaths, declarations, assignments, affidavits, and powers of attorney in favor of Honeywell, as Honeywell or its legal representatives may from time-to-time present to Turbodyne in order to perfect title in, confirm, and enforce Assigned Intellectual Property Rights in the United States and countries foreign thereto; and Turbodyne further agrees to duly execute and deliver or take reasonable steps to have executed and delivered (to the extent Turbodyne requires the cooperation of any third parties) or otherwise provide, such reasonably necessary, desirable and lawful papers associated with any applications for U.S. or foreign patents in the Assigned Intellectual Property Rights, and/or for obtaining any reexamination, reissue or reissues of any patents in the Assigned Intellectual Property Rights as Honeywell shall hereafter require and prepare at its own expense.

                                  (2)                 To Be Provided By Honeywell. At and after the Effective Date, Honeywell shall execute and deliver as reasonably necessary to Turbodyne any files, agreements, documentation, contact information, deeds, assignments, and recordings of assignment documents, and shall take, do and deliver any other actions and things reasonably necessary to perfect, confirm and enforce any and all of Turbodyne's right, title and interest in, to and under the EDC Patents. Honeywell further agrees, from and after the Effective Date, to execute or take reasonable steps to have executed (to the extent Honeywell requires the cooperation of any third parties) all assignments and powers of attorney in favor of Turbodyne, as Turbodyne or its legal representatives may from time-to-time present to Honeywell in order to perfect title in, confirm, and enforce EDC Patents in the United States and countries foreign thereto, as Turbodyne shall hereafter require and prepare at its own expense.

                                  (3)                 The Parties acknowledge that reasonable efforts have been used by both Parties to identify, list, and properly categorize all Patents. In the event, however, it is discovered by Turbodyne or Honeywell that any intellectual property rights have been omitted from, erroneously listed in, or improperly categorized in Schedule D, Turbodyne or Honeywell shall (i) notify the other promptly in writing thereof, and (ii) work in good faith to exchange such information and documentation as needed to correct such mistake.

                 e.                 No License Rights. No license, either express or implied, is granted by either party to the other hereunder with respect to any patent or other intellectual property except as expressly stated in this article 5.

                 f.                 No Royalties. Neither party has any obligation to pay the other party any royalties, now or in the future, in connection with the rights described in this article 5 or under the HON-TRBD Agreements.

                 g.                 Enforcement of Licensed Intellectual Property Rights. Honeywell shall at all times have the right to take whatever steps it deems necessary or desirable to enforce the Assigned Intellectual Property Rights, including the filing and prosecution of patent litigation, and Turbodyne shall have such right with respect to the EDC Patents. Notwithstanding anything contained herein to the contrary, (i) Turbodyne shall not have the right to license any of the Assigned Intellectual Property Rights including those subject to paragraph 5.b(2), and (ii) Honeywell shall not have the right to license the EDC Patents.

                 h.                  Costs. Honeywell will have no obligation to pay any costs associated with prosecution, recording of documents, and maintenance of the EDC Patents incurred after December 12, 2003. Turbodyne will bear the responsibility for paying such costs.

                 i.                 Discretion to Maintain. Honeywell may (but is not obligated to) offer to assign to Turbodyne any Assigned Intellectual Property Rights prior to abandoning them in exchange for payment from Turbodyne of any prosecution and maintenance costs that Honeywell incurred in connection therewith, and Turbodyne may (but is not obligated to) accept such assignment. Similarly, Turbodyne may (but is not obligated to) offer to assign to Honeywell any EDC Patents prior to abandoning them in exchange for payment from Honeywell of any prosecution and maintenance costs that Turbodyne incurred in connection therewith, and Honeywell may (but is not obligated to) accept such assignment.

6.                 Dismissal. With regard to the Arbitration and the Federal Litigation, the parties will take all steps that may be necessary to obtain a dismissal with prejudice of each proceeding, or if a proceeding is terminated and no longer pending, the parties will deem and agree that such proceeding was and is, in complete effect, resolved and dismissed with prejudice. If either party has filed a further demand for arbitration or any other legal proceedings against the other or against one or more of the other's affiliated companies, such party will immediately file a stipulation and order of dismissal with prejudice in any and all such proceedings.

7.                  Release.

                 a.                 By Turbodyne. Subject to the terms and conditions of this Settlement Agreement, Turbodyne, for itself and its insurers, predecessors and successors in interest, assignees, nominees, present and future parents, subsidiaries, shareholders, partners, affiliates, directors, officers, agents, employees, attorneys, heirs, executors, administrators and assignees of all those persons and entities (all collectively referred to as the “Turbodyne Releasing Parties”), hereby releases and forever discharges Honeywell, its insurers, predecessors and successors in interest, assignees, nominees, present and future parents, subsidiaries, shareholders, partners, affiliates, directors, officers, agents, employees, attorneys, heirs, executors, administrators and assignees of all those persons and entities (all collectively referred to as the “Honeywell Released Parties”), from all claims, demands, obligations, actions, or causes of action, whether known or unknown, however denominated for any injury, liability, damage, or loss, whether known or unknown, arising directly or indirectly from any circumstances generally described in the Recitals and/or arising out of, based upon, or related to EAT or EDC technology or products, and/or which could have been asserted in the Arbitration or the Federal Litigation (collectively, the "Turbodyne Claims"). TURBODYNE EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties intend for the Honeywell Released Parties that are not parties to this Settlement Agreement to be third-party beneficiaries of the release provided for by this article 7. The Turbodyne Releasing Parties hereby acknowledge full and final settlement in satisfaction of all claims, demands, actions, and causes of action of whatsoever kind or character, except as specifically defined herein, which they may have against the Honeywell

Released Parties by reason of the above-mentioned matters. In making this release, it is understood and agreed that Turbodyne Releasing Parties rely wholly upon their own judgment, belief and knowledge and that no representations or statements regarding the above-mentioned matters or regarding any other matters made by the persons, firms or corporations who are hereby released or by any other person or persons representing them have influenced the Turbodyne Releasing Parties to any extent whatsoever in making this release. The Turbodyne Releasing Parties further state that the foregoing release has been read, understood and agreed to.

                 b.                 By Honeywell. Subject to the terms and conditions of this Settlement Agreement, Honeywell, for itself and its insurers, predecessors and successors in interest, assignees, nominees, present and future parents, subsidiaries, shareholders, partners, affiliates, directors, officers, agents, employees, attorneys, heirs, executors, administrators and assignees of all those persons and entities (all collectively referred to as the “Honeywell Releasing Parties”), hereby releases and forever discharges Turbodyne, its insurers, predecessors and successors in interest, assignees, nominees, present and future parents, subsidiaries, shareholders, partners, affiliates, directors, officers, agents, employees, attorneys, heirs, executors, administrators and assignees of all those persons and entities (all collectively referred to as the “Turbodyne Released Parties”), from all claims, demands, obligations, actions, or causes of action, whether known or unknown, however denominated for any injury, liability, damage, or loss, whether known or unknown, arising directly or indirectly from any circumstances generally described in the Recitals and/or arising out of, based upon, or related to EAT or EDC technology or products, and/or which could have been asserted in the Arbitration or the Federal Litigation (collectively, the "Honeywell Claims"). HONEYWELL EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties intend for the Turbodyne Released Parties that are not parties to this Settlement Agreement to be third-party beneficiaries of the release provided for by this article 7. The Honeywell Releasing Parties hereby acknowledge full and final settlement in satisfaction of all claims, demands, actions, and causes of action of whatsoever kind or character, except as specifically defined herein, which they may have against the Turbodyne Released Parties by reason of the above-mentioned matters. In making this release, it is understood and agreed that Honeywell Releasing Parties rely wholly upon their own judgment, belief and knowledge and that no representations or statements regarding the above-mentioned matters or regarding any other matters made by the persons, firms or corporations who are hereby released or by any other person or persons representing them have influenced the Honeywell Releasing Parties to any extent whatsoever in making this release. The Honeywell Releasing Parties further state that the foregoing release has been read, understood and agreed to.

8.                  Indemnification; Third Party Claims.

                 a.                 By Turbodyne. Turbodyne shall indemnify, defend and hold harmless the Honeywell Released Parties from and against any and all demands, claims, suits, causes of action, liability, damages, costs, expenses, settlements and judgments (including court costs and reasonable experts’ and attorneys’ fees) by or in favor of any third parties arising from or in connection with (i) any of the Turbodyne Claims or circumstances related to the Turbodyne Claims, (ii) any action or omission of Turbodyne relating to lien or credit holders, (iii) any claims related to Turbodyne's license agreements with IHI and APT, the compliance with which shall remain Turbodyne's responsibility, and (iv) the breach of any representation or obligation under this Settlement Agreement. Turbodyne further agrees and covenants that (i) if any third party asserts any claims in any way related to the subject matter of the Turbodyne Claims released by this Settlement Agreement against any of the Turbodyne Released Parties, Turbodyne will not cross-claim or otherwise assert any claims whatsoever against any of the Honeywell Released Parties, and (ii) Turbodyne will take all necessary actions to ensure that no other person within its direct or indirect control shall assert or commence any action, proceeding or claim of any kind in any court or agency or before any arbitral or other tribunal in respect of any of the Turbodyne Claims.

                 b.                 By Honeywell. Honeywell shall indemnify, defend and hold harmless the Turbodyne Released Parties from and against any and all demands, claims, suits, causes of action, liability, damages, costs, expenses, settlements and judgments (including court costs and reasonable experts’ and attorneys’ fees) by or in favor of any third parties arising from or in connection with (i) any of the Honeywell Claims or circumstances related to the Honeywell Claims, or (ii) the breach of any representation or obligation under this Settlement Agreement.

9.                 Covenants.

                 a.                 By Turbodyne. Turbodyne hereby agrees never to institute, maintain, prosecute, or affirmatively assist in any way in any lawsuit, arbitration, or other proceeding against any of the Honeywell Released Parties based upon any of the Turbodyne Claims or the circumstances related thereto. Turbodyne further agrees never to institute, maintain, prosecute, or affirmatively assist in any way in any lawsuit, arbitration, or other proceeding against any of the Honeywell Released Parties under any of the Patents including the EDC Patents based upon the manufacture, use, sale, offer to sell, importation or distribution of EAT products by Honeywell or any of its affiliates.
Honeywell. Honeywell hereby agrees never to institute, maintain,

                 b.                 By Honeywell. Honeywell hereby agrees never to institute, maintain, prosecute, or affirmatively assist in any way in any lawsuit, arbitration, or other proceeding against any of the Turbodyne Released Parties based upon any of the Honeywell Claims or the circumstances related thereto. Honeywell further agrees never to institute, maintain, prosecute, or affirmatively assist in any way in any lawsuit, arbitration, or other proceeding against any of the Turbodyne Released Parties under the EDC Patents or those of the Patents retained by Honeywell and licensed to Turbodyne in paragraph 5.b(2) based upon Turbodyne's manufacture, use, sale, offer to sell, importation or distribution of EDC products.

10.                 Applicability. This Settlement Agreement, including the releases in article 7, shall be binding on both parties and each of their successors in interest, assignees, and affiliates. This Settlement Agreement shall inure to the benefit of, and shall be binding upon, the assigns, successors in interest, personal representatives, executors, estate heirs, legatees, agents, and related entities of each of the parties hereto. Each party and those individuals signing on its behalf represent and warrant to the other party that it and he, respectively, have the power, authority and legal right to sign and perform this Settlement Agreement, and that this Settlement Agreement has been duly authorized by all necessary actions of its directors and officers and constitutes valid and binding obligations on each party in accordance with the terms of this Settlement Agreement.

11.                 No Admission of Liability. Neither this Settlement Agreement, nor payment of the consideration reflected in this Settlement Agreement, nor any statements or communications made by the parties or their agents during the negotiations leading to this Settlement Agreement shall be considered admissions of liability by or on behalf of any of them.

12.                 Advice of Counsel. This Settlement Agreement is executed without reliance on any representation by any persons concerning the nature or extent of damages or legal liability, and each of the undersigned has read and understood the contents of this release and signs the same of the undersigned’s own free will. Each party has secured the advice of counsel of its own choosing in order to determine the advisability of entering into this Settlement Agreement, and to explain the obligations, terms and conditions set forth herein and any legal ramifications resulting therefrom.

13.                 Confidentiality. The parties agree that each shall maintain the terms of this Settlement Agreement in strict confidence and shall not publicize, comment upon or disclose the terms of this Settlement Agreement except for any disclosures required by law. In particular but without limitation, no disclosure shall be made of (i) the amount paid to settle this dispute, in either specific or approximate terms, or (ii) actions undertaken relative to the Products, unless such disclosure is required by law or is made to accountants, federal or state government agencies, or attorneys as necessary in the normal operation of the parties’ business. To the extent a party must make a public disclosure regarding this Settlement Agreement in order to comply with applicable law, that party will provide the other party with advance notice and opportunity to comment upon the proposed form of such disclosure, and the disclosing party will make every effort to adopt revisions reasonably requested by the other party.

14.                 Entire Agreement. This Settlement Agreement constitutes the entire agreement of the parties and supersedes any prior written or oral agreements between them concerning the Turbodyne Claims, the Honeywell Claims, and/or EAT and EDC products and technology, with the exception of the IPPRA. In the event of a conflict between the IPPRA and this Settlement Agreement, the Settlement Agreement controls. This Settlement Agreement may only be waived, modified, or amended by the written agreement of all parties to this Settlement Agreement.

15.                 Applicable Law. This Settlement Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, disregarding any conflicts of law provision, which may require the application of the law of another jurisdiction.

16.                 Interpretation. No provision of this Settlement Agreement shall be interpreted by, for, or against any party because that party’s legal representative drafted (or participated in the drafting of) the provision.

17.                 Dispute Resolution. In the event of any dispute, claim, question, controversy or disagreement arising from or relating to this Settlement Agreement or the transactions contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Dispute Resolution provision ("Dispute"), the Parties shall use their best efforts to settle the Dispute. If the parties do not reach a solution through negotiation or mediation, then the Dispute shall be determined by the state or federal court system in Los Angeles, California. Any actions brought to enforce the provisions of this Agreement shall be brought only in Los Angeles, California, and both parties hereto agree that they are subject to jurisdiction in California and that such location is a convenient forum for dispute resolution.

18.                 Attorneys’ Fees. Each party shall bear its own attorneys’ fees and costs incurred with respect to the Turbodyne Claims, Honeywell Claims, and this Settlement Agreement. In the event any litigation is commenced relating in any respect to this Settlement Agreement, including any circumstance in which this Settlement Agreement is asserted as a defense, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

19.                 Non-waiver of Rights. Failure of either party hereto to enforce any of the provisions of this Settlement Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Settlement Agreement.

20.                 Invalid Provisions. If any terms, provision, covenant, or condition of this Settlement Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

21.                 Execution. This Settlement Agreement may be executed in one or more counterparts, each of which will be deemed an original once all parties have signed one of the counterparts.

IN WITNESS WHEREOF, the parties hereto subscribe their names in recognition of their agreement to and acceptance of all terms and conditions hereof.

Turbodyne Technologies, Inc.		Honeywell International Inc.

/s/ Gene O'Hagen		/s/ Robert J. Gillette

Name:	Gene O'Hagan	Name:	Robert J. Gillette

Title:	Director	Title:	President & CEO,
Honeywell Transportation &
Date:	January 23, 2004		Power Systems

		Date:	January 23, 2004
/s/ Andrew Martyn-Smith

Name:	Andrew Martyn-Smith

Title:	Director

Date:	January 23, 2004

Turbodyne Systems, Inc.

/s/ Gene O'Hagan

Name:	Gene O'Hagan

Title:	Director

Date:	January 23, 2004

/s/ Andrew Martyn-Smith

Name:	Andrew Martyn-Smith

Title:	Director

Date:	January 23, 2004

Counsel for Turbodyne		Counsel for Honeywell

/s/ Steven H. Gentry		/s/ Alexander F. MacKinnon

Name:	Steven H. Gentry	Name:	Alexander F. MacKinnon

Firm:	Berger Kahn	Firm:	Kirkland & Ellis LLP

Date:	January , 2004	Date:	January 23, 2004